Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 April 29, 2016 Barclays Bank PLC Trigger Callable Contingent Yield Notes (daily coupon observation)

Linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due on or about November 5, 2018

Investment Description

Trigger Callable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index (each an “Underlying” and together the “Underlyings”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the Closing Level of each Underlying is greater than or equal to its specified Coupon Barrier on each scheduled trading day during the applicable Observation Period. However, if the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during an Observation Period, no Contingent Coupon payment will be made with respect to that Observation Period. The Issuer may, at its election, call the Notes on any Observation End Date (quarterly, beginning on April 28, 2017) other than the Final Valuation Date, regardless of the Closing Level of any Underlying on that Observation End Date. If the Issuer elects to call the Notes prior to maturity, the Issuer will repay the principal amount of your Notes plus pay any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Issuer does not elect to call the Notes prior to maturity and the Closing Level of each Underlying on the Final Valuation Date (the “Final Underlying Level”) is greater than or equal to its specified Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”). In this case, you will have full downside exposure to the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, and could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying on each scheduled trading day during the Observation Periods and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings. The contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page FWP-3 of this free writing prospectus) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus addendum.

Features	Key Dates[1]
❑	Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon with respect to each Observation Period if the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on each scheduled trading day during that Observation Period. However, if the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during an Observation Period, no Contingent Coupon payment will be made with respect to that Observation Period.
❑	Issuer Call: The Issuer may, at its election and upon written notice to the trustee, call the Notes on any Observation End Date (quarterly, beginning on April 28, 2017) other than the Final Valuation Date, regardless of the Closing Level of any Underlying on that Observation End Date. If the Notes are called, the Issuer will repay the principal amount of your Notes plus pay any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the negative Underlying Return of the Least Performing Underlying. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.
Trade Date:	April 29, 2016
Settlement Date:	May 6, 2016
Observation Periods / Observation End Dates[2]:	Quarterly (see page FWP-8)
Final Valuation Date[2]:	October 28, 2018
Maturity Date[2]:	November 5, 2018

[1]   Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation End Dates, including the Final Valuation Date, and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.

[2]   Subject to postponement in the event of a market disruption event as described under “Reference Assets — Indices — Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement and “Supplemental Terms of the Notes” in this free writing prospectus. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days for all of the Underlyings due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-9 OF THIS FREE WRITING PROSPECTUS, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT, “RISK FACTORS” BEGINNING ON PAGE PA-1 OF THE PROSPECTUS ADDENDUM AND “RISK FACTORS” BEGINNING ON PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

BY ACQUIRING THE NOTES, YOU ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER. SEE “CONSENT TO BAIL-IN POWER” ON PAGE FWP-3 OF THIS FREE WRITING PROSPECTUS.

Note Offering

We are offering Trigger Callable Contingent Yield Notes linked to the least performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index. The Initial Underlying Level and corresponding Coupon Barrier and Downside Threshold for each Underlying will be determined on the Trade Date. The Initial Underlying Level of each Underlying will be the Closing Level of that Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying	Contingent Coupon Rate	Initial Underlying Level	Coupon Barrier*	Downside Threshold*	CUSIP/ ISIN
EURO STOXX 50® Index (SX5E)	9.40% per annum	•	65.00% of the Initial Underlying Level	60.00% of the Initial Underlying Level	06744K459 / US06744K4590
Russell 2000® Index (RTY)		•	65.00% of the Initial Underlying Level	60.00% of the Initial Underlying Level
S&P 500® Index (SPX)		•	65.00% of the Initial Underlying Level	60.00% of the Initial Underlying Level

* Rounded to two decimal places for the EURO STOXX 50® Index and the S&P 500® Index and rounded to three decimal places for the Russell 2000® Index

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015, the index supplement dated July 19, 2013 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.10	$9.90
Total	$•	$•	$•

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.700 and $9.852 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-2 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement, prospectus addendum or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

♦	Prospectus addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

♦	Index supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the Trigger Callable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

Supplemental Terms of the Notes

The “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” section of the accompanying prospectus supplement defines scheduled trading day with respect to each Underlying and describes the circumstances under which the Calculation Agent may determine that there is a market disruption event with respect to each Underlying. If the Calculation Agent determines that any Observation End Date is not a scheduled trading day for any Underlying or on any Observation End Date a market disruption event occurs or is continuing in respect of any Underlying, the Observation End Date will be postponed to the earlier of (i) the fifth scheduled trading day for each Underlying after the originally scheduled Observation End Date (or, if such fifth scheduled trading day is not the same day for all of the Underlyings, the later such fifth scheduled trading day) (such fifth scheduled trading day (or later fifth scheduled trading, as the case may be), the “latest possible Observation End Date”) and (ii) the earliest date that is a scheduled trading day with respect to each Underlying on which the Calculation Agent determines that a market disruption event does not occur and is not continuing with respect to any Underlying. If an Observation End Date is postponed to the latest possible Observation End Date and the Calculation Agent determines that such latest possible Observation End Date is not a scheduled trading day with respect to any Underlying or that a market disruption event with respect to any Underlying has occurred and is continuing on such latest possible Observation End Date, then the Closing Level of that Underlying will be the Calculation Agent’s estimate, made in good faith and in a commercially reasonable manner, of the Closing Level of that Underlying that would have prevailed on such latest possible Observation End Date if such date were a scheduled trading day on which no market disruption event had occurred and was continuing with respect to that Underlying.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our

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estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-9 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority” in this free writing prospectus and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

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Investor Suitability
The Notes may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.
♦	You are willing to accept the individual market risk of each Underlying on each scheduled trading day during the Observation Periods and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings.
♦	You believe each Underlying is likely to close at or above its Coupon Barrier on each scheduled trading day during each Observation Period, and, if any Underlying does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.
♦	You believe the Final Underlying Level of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Level of any Underlying is less than its Downside Threshold, you can tolerate a loss of all or a substantial portion of your investment.
♦	You understand and accept that you will not participate in any appreciation of any Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.
♦	You are willing and able to hold Notes that the Issuer may elect to call on an Observation End Date (quarterly, beginning on April 28, 2017) other than the Final Valuation Date, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the securities composing the Underlyings.
♦	You understand and are willing to accept the risks associated with each Underlying.
♦	You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you, including any repayment of principal.
The Notes may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.
♦	You are unwilling to accept the individual market risk of each Underlying on each scheduled trading day during the Observation Periods or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings.
♦	You do not believe each Underlying is likely to close at or above its Coupon Barrier on each scheduled trading day during each Observation Period, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.
♦	You believe the Final Underlying Level of any Underlying is likely to be less than its Downside Threshold, which could result in a total loss of your initial investment.
♦	You seek an investment that participates in the full appreciation in one or more of the Underlyings and whose return is not limited to any Contingent Coupons paid on the Notes.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.
♦	You are unable or unwilling to hold Notes that the Issuer may elect to call on an Observation End Date (quarterly, beginning on April 28, 2017) other than the Final Valuation Date, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.
♦	You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the securities composing the Underlyings.
♦	You do not understand or are not willing to accept the risks associated with each Underlying.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦	You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-9 of this free writing prospectus, the “Risk Factors” beginning on page S-6 of the prospectus supplement, the “Risk Factors” beginning on page PA-1 of the prospectus addendum and the “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “EURO STOXX 50® Index,” “Russell 2000® Index” and “S&P 500® Index” below.

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Indicative Terms[1]
Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Note
Principal Amount:	$10.00 per Note (subject to minimum investment of 100 Notes)
Term[2]:	Approximately 2.5 years, unless called earlier at the election of the Issuer
Reference Asset[3]:	The EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>“), the Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>“) and the S&P 500® Index (Bloomberg ticker symbol “SPX<Index>“) (each an “Underlying” and together the “Underlyings”)
Issuer Call:	The Issuer may elect to call the Notes on any Observation End Date (quarterly, beginning on April 28, 2017) other than the Final Valuation Date, regardless of the Closing Level of any Underlying on that Observation End Date. If the Notes are called, the Issuer will repay the principal amount of your Notes plus pay any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation End Dates[2,4]:	The first Observation End Date will occur on or about July 29, 2016; Observation End Dates will occur quarterly thereafter as listed in the “Observation End Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final Observation End Date, October 28, 2018, is the “Final Valuation Date.”
Observation Periods:	There are ten quarterly Observation Periods. The first Observation Period will consist of each scheduled trading day from but excluding the Trade Date to and including the first Observation End Date. Each subsequent Observation Period will consist of each scheduled trading day from but excluding an Observation End Date to and including the next following Observation End Date.
Call Settlement Dates[4]:	The Coupon Payment Date immediately following the applicable Observation End Date, which will be five (5) business days following the Observation End Date on which the applicable Observation Period ends
Contingent Coupon:

If the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on each scheduled trading day during an Observation Period, the Issuer will pay you the Contingent Coupon applicable to that Observation Period.

If the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during an Observation Period, the Contingent Coupon applicable to that Observation Period will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable quarterly based on the per annum Contingent Coupon Rate.

If a market disruption event occurs with respect to an Underlying on any scheduled trading day during an Observation Period (other than an Observation End Date), that day for that Underlying will be disregarded for purposes of determining whether a Contingent Coupon is payable with respect to the applicable Observation Period.

Coupon Barrier:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this free writing prospectus
Coupon Payment Dates[4]:	Five (5) business days following the Observation End Date on which the applicable Observation Period ends; provided that the Coupon Payment Date with respect to the final Observation Period will be the Maturity Date
Contingent Coupon Rate:

The Contingent Coupon Rate is 9.40% per annum. Accordingly, the Contingent Coupon with respect to each Observation Period is equal to $0.235 per Note and will be payable only for each Observation Period in which the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on each scheduled trading day during that Observation Period.

Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlyings. The Issuer will not pay you the Contingent Coupon for any Observation Period in which the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during that Observation Period.

Payment at Maturity (per Note):

If the Issuer does not elect to call the Notes and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date.

If the Issuer does not elect to call the Notes and the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying; equal to:

$10.00 × (1 + Underlying Return of the Least Performing Underlying)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Downside Threshold:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this free writing prospectus
Initial Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Trade Date
Final Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Final Valuation Date
Closing Level:	With respect to each Underlying, on any scheduled trading day, the closing level of that Underlying as published with respect to the regular weekday close of trading on that scheduled trading day as displayed on the applicable Bloomberg Professional® service (“Bloomberg”) page as set forth under “Reference Asset” above or any successor page on Bloomberg or any successor service, as applicable. Currently, whereas the Russell 2000® Index sponsor publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg reports the closing level to fewer decimal places. As a result, the closing level of the Russell 2000® Index reported by Bloomberg may be lower or higher than the official closing level of the Russell 2000® Index published by the Russell 2000® Index sponsor. In certain circumstances, the Closing Level of an Underlying will be based on the alternate calculation of that Underlying described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.
Calculation Agent:	Barclays Bank PLC

FWP-5

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation End Dates, including the Final Valuation Date, and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same.
[3]	For a description of adjustments that may affect the Underlyings, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.
[4]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement and “Supplemental Terms of the Notes” in this free writing prospectus. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days for all of the Underlyings due to the occurrence or continuance of a market disruption event on such date.

FWP-6

Investment Timeline

Trade Date:	The Closing Level of each Underlying (the Initial Underlying Level) is observed and the Coupon Barrier and Downside Threshold of each Underlying are determined.

Quarterly (callable by Issuer at its election beginning April 28, 2017):

If the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on each scheduled trading day during an Observation Period, the Issuer will pay you the Contingent Coupon applicable to that Observation Period.

However, if the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during an Observation Period, no Contingent Coupon payment will be made with respect to that Observation Period.

The Issuer may, at its election and upon written notice to the trustee, call the Notes on any Observation End Date (quarterly, beginning on April 28, 2017) other than the Final Valuation Date, regardless of the Closing Level of any Underlying on that Observation End Date. If the Issuer elects to call the Notes, the Issuer will repay the principal amount of your Notes plus pay any Contingent Coupon that may be due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Level of each Underlying is determined as of the Final Valuation Date.

If the Issuer does not elect to call the Notes and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note plus any Contingent Coupon that may be due on the Coupon Payment Date that is also the Maturity Date.

If the Issuer does not elect to call the Notes and the Final Underlying Level of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying; equal to:

$10.00 × (1 + Underlying Return of the Least Performing Underlying)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying on each scheduled trading day during the Observation Periods and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlyings. The contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

FWP-7

Observation Periods*/Observation End Dates/Coupon Payment Dates/Call Settlement Dates
Observation End Dates	Coupon Payment Dates/ Call Settlement Dates
July 29, 2016**	August 5, 2016
October 31, 2016**	November 7, 2016
January 30, 2017**	February 6, 2017
April 28, 2017	May 5, 2017
July 31, 2017	August 7, 2017
October 30, 2017	November 6, 2017
January 29, 2018	February 5, 2018
April 30, 2018	May 7, 2018
July 30, 2018	August 6, 2018
October 28, 2018***	November 5, 2018
*There are ten quarterly Observation Periods. The first Observation Period will consist of each scheduled trading day from but excluding the Trade Date to and including the first Observation End Date. Each subsequent Observation Period will consist of each scheduled trading day from but excluding an Observation End Date to and including the next following Observation End Date.
**The Notes are NOT callable at the election of the Issuer until the fourth Observation End Date, which is April 28, 2017. Thus, the first Call Settlement Date will be on or about May 5, 2017.
***The Issuer may not elect to call the Notes on the Final Valuation Date. Thus, the Maturity Date is not a Call Settlement Date.

FWP-8

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in any or all of the Underlyings or the securities composing the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, prospectus addendum and index supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Issuer does not elect to call the Notes, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Issuer does not elect to call the Notes and the Final Underlying Level of any Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Least Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. Accordingly, you may lose some or all of your principal.

♦	If the Issuer does not elect to call the Notes, the payment at maturity, if any, is calculated based solely on the performance of the Least Performing Underlying — If the Issuer does not elect to call the Notes pursuant to the Call Feature, the payment at maturity, if any, will be linked solely to the performance of the Least Performing Underlying. As a result, in the event that the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, the Underlying Return of only the Least Performing Underlying will be used to determine the return on your Notes, and you will not benefit from the performance of the other Underlyings, even if the Final Underlying Level of any of the other Underlyings is greater than or equal to its Downside Threshold or Initial Underlying Level.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the Closing Level of any Underlying on any scheduled trading day during an Observation Period is less than its Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Period. This will be the case even if the Closing Levels of the other Underlyings are greater than or equal to their respective Coupon Barriers on each scheduled trading day during that Observation Period, and even if the Closing Level of that Underlying was greater than or equal to its Coupon Barrier on every other day during that Observation Period. If the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during each Observation Period, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	The Contingent Coupon payments are based on the Closing Level of each Underlying throughout the Observation Periods — Whether a Contingent Coupon payment will be made with respect to an Observation Period will be based on the Closing Level of each Underlying on each scheduled trading day during that Observation Period. As a result, you will not know whether you will receive the Contingent Coupon with respect to an Observation Period until the end of that Observation Period. Moreover, because each Contingent Coupon payment is based solely on the Closing Level of each Underlying on any scheduled trading day during an Observation Period, if the Closing Level of any Underlying on any scheduled trading day during an Observation Period is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Period, even if the Closing Level of that Underlying was higher on other days during that Observation Period.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the level of any or all of the Underlyings is greater than its Downside Threshold.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of any Underlying. In addition, the total return on the Notes will vary based on the number of Observation Periods in which the Closing Level of each Underlying has been greater than or equal to its Coupon Barrier on each scheduled trading day during that Observation Period prior to maturity or a call at the election of the Issuer. Further, if the Notes are called at the election of the Issuer, you will not receive Contingent Coupons or any other payment in respect of any Observation Periods after the applicable Call Settlement Date. If the Notes are not called, you may be subject to the decline in the level of the Least Performing Underlying even though you will not participate in any appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the Underlyings or securities composing the Underlyings. Because the Notes could be called as early as the fourth Observation End Date, the total return on the Notes could be minimal.

♦	Because the Notes are linked to the Least Performing Underlying, you are exposed to greater risks of no Contingent Coupons and sustaining a significant loss on your investment at maturity than if the Notes were linked to fewer Underlyings — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying or two Underlyings. With three Underlyings, it is more likely that the Closing Level of at least one Underlying will be less than its Coupon Barrier on any scheduled trading day during the specified Observation Periods or less than its Downside Threshold on the Final Valuation Date and therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any scheduled trading day during an Observation Period or the Final Valuation Date, respectively, and with three Underlyings there is a greater potential that one pair of Underlyings will have low or negative correlation. See “Correlation of the Underlyings” below.

FWP-9

It is impossible to predict what the correlations between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets. The S&P 500® Index represents the large capitalization segment of the United States equity market, the Russell 2000® Index represents the small capitalization segment of the United States equity market and the EURO STOXX® 50 Index represents foreign equity markets in the Eurozone. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss on your investment at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the daily returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	You are exposed to the market risk of each Underlying — Your return on the Notes is not linked to a basket consisting of each Underlying. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the level of the other Underlyings. To receive a Contingent Coupon with respect to an Observation Period, the Closing Level of each Underlying must be greater than or equal to its Coupon Barrier on each scheduled trading day during that Observation Period. In addition, if the Notes have not been called prior to maturity and the Final Underlying Level of any Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Call and reinvestment risk — The Issuer may, in its sole discretion, call the Notes on any Observation End Date (quarterly, beginning on April 28, 2017) other than the Final Valuation Date regardless of the Closing Level of any Underlying on that Observation End Date. If the Issuer elects to call the Notes early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately one year. In the event the Issuer calls the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable Contingent Coupon Rate for a similar level of risk.

It is more likely that the Issuer will call the Notes at its election prior to maturity to the extent that the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by the Issuer of comparable maturity, terms and credit rating trading in the market. The greater likelihood of the Issuer calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Contingent Coupon Rate. The Issuer is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by the Issuer, which includes when the level of any of the Underlyings is less than its Coupon Barrier. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

FWP-10

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this free writing prospectus and the risk factors in the accompanying prospectus addendum for more information.

♦	Owning the Notes is not the same as owning the securities composing any or all of the Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing any or all of the Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing any Underlying would have.

♦	Each Underlying reflects the price return of the securities composing that Underlying, not the total return — The return on the Notes is based on the performance of the Underlyings, which reflect changes in the market prices of the securities composing each Underlying. Each Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Underlying. Accordingly, the return on the Notes will not include such a total return feature.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of any Underlying will rise or fall. There can be no assurance that the level of any Underlying will not close below its Downside Threshold on the Final Valuation Date. The level of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying. You should be willing to accept the downside risks associated with equities in general and each Underlying in particular, and the risk of losing some or all of your initial investment.

♦	Potential Barclays Bank PLC impact on the levels of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of any or all Underlyings or the securities composing the Underlyings, may adversely affect the level of any Underlying and, therefore, the market value of the Notes.

FWP-11

♦	The Notes are subject to small-capitalization companies risk with respect to the Russell 2000® Index — The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000® Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	The Underlying Return for the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the securities composing the EURO STOXX 50® Index are traded in a foreign currency and the Notes are denominated in U.S. dollars — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment with respect to the Notes.

♦	Non-U.S. securities markets risks with respect to the EURO STOXX 50® Index — The equity securities composing the EURO STOXX 50® Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings and the securities composing the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the market prices of and dividend rates on the securities composing the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the EURO STOXX 50® Index trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

FWP-12

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-2 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page FWP-19 of this free writing prospectus.

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Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions as set forth below.* We cannot predict the Closing Level of any Underlying on any day during the term of the Notes, including on any scheduled trading day during any Observation Period or on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes. In these examples, we refer to the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index as the “SX5E Index,” the “RTY Index” and the “SPX Index,” respectively.

Principal Amount:	$10.00
Term:	Approximately 2.5 years (unless called earlier)
Contingent Coupon Rate:	9.40% per annum (or 2.35% per quarter)
Contingent Coupon:	$0.235 per quarter
Hypothetical Initial Underlying Level:	100.00 for the SX5E Index, 100.000 for the RTY Index and 100.00 for the SPX Index
Hypothetical Coupon Barrier:	65.00 for the SX5E Index, 65.000 for the RTY Index and 65.00 for the SPX Index (which, with respect to each Underlying, is 65.00% of the hypothetical Initial Underlying Level of that Underlying)
Hypothetical Downside Threshold:	60.00 for the SX5E Index, 60.000 for the RTY Index and 60.00 for the SPX Index (which, with respect to each Underlying, is 60.00% of the hypothetical Initial Underlying Level of that Underlying)
Observation Periods/Observation End Dates:	Quarterly, as set forth under “Indicative Terms” and “Observation Periods/Observation End Dates/Coupon Payment Dates/Call Settlement Dates” in this free writing prospectus. The Notes will be callable at the election of the Issuer beginning on the fourth Observation End Date.

*	Terms used for purposes of these hypothetical examples may not represent the actual Initial Underlying Levels, Coupon Barriers or Downside Thresholds. The hypothetical Initial Underlying Levels of 100.00 for the SX5E Index, 100.000 for the RTY Index and 100.00 for the SPX Index have been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Level for any Underlying. The actual Initial Underlying Level and resulting Coupon Barrier and Downside Threshold of each Underlying will be based on the Closing Level of that Underlying on the Trade Date. For historical data regarding the actual Closing Levels of the Underlyings, please see the historical information set forth under the sections titled “EURO STOXX 50® Index,” “Russell 2000® Index” and “S&P 500® Index” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) the effect of an Issuer-elected call, (b) how the payment of a Contingent Coupon with respect to any Observation Period will depend on whether the Closing Level of any Underlying is less than its Coupon Barrier on any scheduled trading day during that Observation Period, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Level of any Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in any or all of the Underlyings in certain scenarios. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

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Example 1 — Issuer Elects to Call the Notes on the Fourth Observation End Date

Observation Period	Lowest Closing Level During Observation Period	Payment (per Note)
First Observation Period	SX5E Index: 105.00 RTY Index: 110.000 SPX Index: 90.00	Notes NOT callable at the election of the Issuer until the fourth Observation End Date. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during first Observation Period; Issuer pays Contingent Coupon of $0.235 on first Coupon Payment Date.
Second Observation Period	SX5E Index: 50.00 RTY Index: 95.000 SPX Index: 90.00	Notes NOT callable at the election of the Issuer until the fourth Observation End Date. Closing Level of SX5E Index below its Coupon Barrier on at least one scheduled trading day during second Observation Period; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Period	SX5E Index: 45.00 RTY Index: 85.000 SPX Index: 90.00	Notes NOT callable at the election of the Issuer until the fourth Observation End Date. Closing Level of SX5E Index below its Coupon Barrier on at least one scheduled trading day during third Observation Period; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth Observation Period	SX5E Index: 65.00 RTY Index: 80.000 SPX Index: 90.00	Issuer elects to call the Notes; Closing Level of each Underlying at or above applicable Coupon Barrier on each scheduled trading day during fourth Observation Period; Issuer repays principal plus pays Contingent Coupon of $0.235 on Call Settlement Date.
Total Payments (per $10.00 Note):	Payment on Call Settlement Date:	$10.235 ($10.00 + $0.235)
	Prior Contingent Coupons:	$0.235 ($0.235 × 1)
	Total:	$10.47
	Total Return:	4.70%

On the fourth Observation End Date, the Issuer elects to call the Notes. Because the Closing Level of each Underlying is at or above its applicable Coupon Barrier on each scheduled trading day during the fourth Observation Period, the Issuer will pay you on the Call Settlement Date $10.235 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the Closing Level of each Underlying was greater than or equal to its Coupon Barrier on each scheduled trading day during the first Observation Period, the Issuer will pay the Contingent Coupon of $0.235 on the first Coupon Payment Date. Accordingly, the Issuer will have paid a total of $10.47 per Note for a 4.70% total return on the Notes.

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Example 2 — Notes Are NOT Called and the Final Underlying Level of Each Underlying Is At or Above Its Downside Threshold and a Contingent Coupon Is Paid on the Maturity Date

Observation Period	Lowest Closing Level in Observation Period	Final Underlying Level	Payment (per Note)
First Observation Period	SX5E Index: 115.00 RTY Index: 110.000 SPX Index: 105.00	N/A	Notes NOT callable at the election of the Issuer until the fourth Observation End Date. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during first Observation Period; Issuer pays Contingent Coupon of $0.235 on first Coupon Payment Date.
Second Observation Period	SX5E Index: 80.00 RTY Index: 65.000 SPX Index: 90.00	N/A	Notes NOT callable at the election of the Issuer until the fourth Observation End Date. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during second Observation Period; Issuer pays Contingent Coupon of $0.235 on second Coupon Payment Date.
Third to Ninth Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A	Notes NOT callable at the election of the Issuer until the fourth Observation End Date and not called thereafter. Closing Level of at least one Underlying below its Coupon Barrier on at least one scheduled trading day during each of the third to ninth Observation Periods; Issuer DOES NOT pay Contingent Coupon on any of the third to ninth Coupon Payment Dates.
Tenth Observation Period (the final Observation Period ending on the Final Valuation Date)	SX5E Index: 105.00 RTY Index: 65.000 SPX Index: 65.00	SX5E Index: 110.00 RTY Index: 80.000 SPX Index: 65.00	Notes NOT callable. Final Underlying Level of each Underlying at or above its Downside Threshold. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during the final Observation Period; Issuer repays principal plus pays Contingent Coupon of $0.235 on Maturity Date.
Total Payments (per $10.00 Note):	Payment at Maturity:	$10.235 ($10.00 + $0.235)
	Prior Contingent Coupons:	$0.47 ($0.235 × 2)
	Total:	$10.705
	Total Return:	7.05%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on each scheduled trading day during the final Observation Period, the Issuer will pay you on the Maturity Date $10.235 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Level of each Underlying was greater than or equal to its Coupon Barrier on each scheduled trading day during the first and second Observation Periods, the Issuer will pay the Contingent Coupon of $0.235 on each of the first and second Coupon Payment Dates. However, because the Closing Level of at least one Underlying was less than its Coupon Barrier on at least one scheduled trading day during the third through ninth Observation Periods, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following the Observation End Dates on which those Observation Periods end. Accordingly, the Issuer will have paid a total of $10.705 per Note for a 7.05% total return on the Notes.

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Example 3 — Notes Are NOT Called and the Final Underlying Level of Each Underlying Is At or Above Its Downside Threshold But No Contingent Coupon Is Paid on the Maturity Date

Observation Period	Lowest Closing Level in Observation Period	Final Underlying Level	Payment (per Note)
First Observation Period	SX5E Index: 115.00 RTY Index: 110.000 SPX Index: 105.00	N/A	Notes NOT callable at the election of the Issuer until the fourth Observation End Date. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during first Observation Period; Issuer pays Contingent Coupon of $0.235 on first Coupon Payment Date.
Second Observation Period	SX5E Index: 80.00 RTY Index: 65.000 SPX Index: 90.00	N/A	Notes NOT callable at the election of the Issuer until the fourth Observation End Date. Closing Level of each Underlying at or above its Coupon Barrier on each scheduled trading day during second Observation Period; Issuer pays Contingent Coupon of $0.235 on second Coupon Payment Date.
Third to Ninth Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A	Notes NOT callable at the election of the Issuer until the fourth Observation End Date and not called thereafter. Closing Level of at least one Underlying below its Coupon Barrier on at least one scheduled trading day during each of the third to ninth Observation Periods; Issuer DOES NOT pay Contingent Coupon on any of the third to ninth Coupon Payment Dates.
Tenth Observation Period (the final Observation Period ending on the Final Valuation Date)	SX5E Index: 90.00 RTY Index: 50.000 SPX Index: 65.00	SX5E Index: 95.00 RTY Index: 65.000 SPX Index: 85.00	Notes NOT callable. Final Underlying Level of each Underlying at or above its Downside Threshold. Closing Level of RTY Index below its Coupon Barrier on at least one scheduled trading day during final Observation Period; Issuer repays principal but does not pay any Contingent Coupon on Maturity Date.
Total Payments (per $10.00 Note):	Payment at Maturity:	$10.00
	Prior Contingent Coupons:	$0.47 ($0.235 × 2)
	Total:	$10.47
	Total Return:	4.70%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold but the Closing Level of at least one Underlying is less than its Coupon Barrier on at least one scheduled trading day during the final Observation Period, the Issuer will pay you on the Maturity Date $10.00 per $10.00 principal amount Note, which is equal to your principal amount, but the Issuer will not pay any Contingent Coupon on the Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Level of each Underlying was greater than or equal to its Coupon Barrier on each scheduled trading day during the first and second Observation Periods, the Issuer will pay the Contingent Coupon of $0.235 on each of the first and second Coupon Payment Dates. However, because the Closing Level of at least one Underlying was less than its Coupon Barrier on at least one scheduled trading day during the third through ninth Observation Periods, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following the Observation End Dates on which those Observation Periods end. Accordingly, the Issuer will have paid a total of $10.47 per Note for a 4.70% total return on the Notes.

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Example 4 — Notes Are NOT Called and the Final Underlying Level of At Least One Underlying Is Below Its Downside Threshold

Observation Period	Lowest Closing Level in Observation Period	Final Underlying Level	Payment (per Note)
First Observation Period	SX5E Index: 40.00 RTY Index: 45.000 SPX Index: 30.00	N/A	Notes NOT callable at the election of the Issuer until the fourth Observation End Date. Closing Level of each Underlying below its Coupon Barrier on at least one scheduled trading day during first Observation Period; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Period	SX5E Index: 105.00 RTY Index: 45.000 SPX Index: 80.00	N/A	Notes NOT callable at the election of the Issuer until the fourth Observation End Date. Closing Level of RTY Index below its Coupon Barrier on at least one scheduled trading day during second Observation Period; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third to Ninth Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A	Notes NOT callable at the election of the Issuer until the fourth Observation End Date and not called thereafter. Closing Level of at least one Underlying below its Coupon Barrier on at least one scheduled trading day during each of the third to ninth Observation Periods; Issuer DOES NOT pay Contingent Coupon on any of the third to ninth Coupon Payment Dates.
Tenth Observation Period (the final Observation Period ending on the Final Valuation Date)	SX5E Index: 45.00 RTY Index: 95.000 SPX Index: 80.00	SX5E Index: 45.00 RTY Index: 110.000 SPX Index: 80.00	Notes NOT callable. Closing Level of SX5E Index below its Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Least Performing Underlying.
Total Payments (per $10.00 Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Underlying Return of the Least Performing Underlying)

Step 1: Determine the Underlying Return of each Underlying:

Underlying Return of the SX5E Index:

Final Underlying Level – Initial Underlying Level Initial Underlying Level	=	45.00 – 100.00 100.00	= -55.00%

Underlying Return of the RTY Index:

Final Underlying Level – Initial Underlying Level Initial Underlying Level	=	110.000 – 100.000 100.000	= 10.00%

Underlying Return of the SPX Index:

Final Underlying Level – Initial Underlying Level Initial Underlying Level	=	80.00 – 100.00 100.00	= -20.00%

Step 2: Determine the Least Performing Underlying. The SX5E Index is the Underlying with the lowest Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10.00 × (1 + Underlying Return of the Least Performing Underlying) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the Closing Level of at least one Underlying is less than its Coupon Barrier on at least one scheduled trading day during each Observation Period, the Issuer will not pay any Contingent Coupons over the term of the Notes.

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What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation End Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

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EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E Index”) is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The SX5E Index provides a blue-chip representation of supersector leaders in the Eurozone. The SX5E Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more information about the SX5E Index, see “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E Index from January 2, 2008 through April 28, 2016, based on the daily Closing Levels of the SX5E Index. The Closing Level of the SX5E Index on April 28, 2016 was 3,125.43. The dotted lines represent a hypothetical Coupon Barrier and a hypothetical Downside Threshold of 2,031.53 and 1,875.26, respectively, which are equal to 65.00% and 60.00%, respectively, of the Closing Level of the SX5E Index on April 28, 2016. The actual Coupon Barrier and Downside Threshold for the SX5E Index will be determined on the Trade Date and will equal 65.00% and 60.00%, respectively, of the Initial Underlying Level of the SX5E Index.

We obtained the Closing Levels below from Bloomberg, without independent verification. Historical performance of the SX5E Index should not be taken as an indication of future performance. Future performance of the SX5E Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SX5E Index during the term of the Notes, including on any scheduled trading day during an Observation Period or on the Final Valuation Date. We cannot give you assurance that the performance of the SX5E Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Russell 2000® Index

The Russell 2000® Index (the “RTY Index”) was developed by Russell Investments (“Russell”) and is calculated, maintained and published by Russell. The RTY Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), the RTY Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000.

For more information about the RTY Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the RTY Index from January 2, 2008 through April 28, 2016, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on April 28, 2016 was 1,140.398. The dotted lines represent a hypothetical Coupon Barrier and a hypothetical Downside Threshold of 741.259 and 684.239, respectively, which are equal to 65.00% and 60.00%, respectively, of the Closing Level of the RTY Index on April 28, 2016. The actual Coupon Barrier and Downside Threshold for the RTY Index will be determined on the Trade Date and will equal 65.00% and 60.00%, respectively, of the Initial Underlying Level of the RTY Index.

We obtained the Closing Levels below from Bloomberg, without independent verification. Currently, whereas the RTY Index sponsor publishes the official closing level of the RTY Index to six decimal places, Bloomberg reports the closing level to fewer decimal places. As a result, the closing level of the RTY Index reported by Bloomberg may be lower or higher than the official closing level of the RTY Index published by the RTY Index sponsor. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on any scheduled trading day during an Observation Period or on the Final Valuation Date. We cannot give you assurance that the performance of the RTY Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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S&P 500® Index

The S&P 500® Index (the “SPX Index”) consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the SPX Index from January 2, 2008 through April 28, 2016, based on the daily Closing Levels of the SPX Index. The Closing Level of the SPX Index on April 28, 2016 was 2,075.81. The dotted lines represent a hypothetical Coupon Barrier and a hypothetical Downside Threshold of 1,349.28 and 1,245.49, respectively, which are equal to 65.00% and 60.00%, respectively, of the Closing Level of the SPX Index on April 28, 2016. The actual Coupon Barrier and Downside Threshold for the SPX Index will be determined on the Trade Date and will equal 65.00% and 60.00%, respectively, of the Initial Underlying Level of the SPX Index.

We obtained the Closing Levels below from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPX Index during the term of the Notes, including on any scheduled trading day during an Observation Period or on the Final Valuation Date. We cannot give you assurance that the performance of the SPX Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Correlation of the Underlyings

The following graph sets forth the historical performances of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index from January 2, 2008 through April 28, 2016, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any scheduled trading day during an Observation Period or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any day during a Quarterly Observation Period or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on any day during a Quarterly Observation Period or the Final Valuation Date, as both of those Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss on your investment at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the daily returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

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Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date indicated on the cover of this document, which will be the fifth business day following the expected Trade Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to three business days before delivery will be required, by virtue of the fact that the Notes will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution” in the prospectus supplement.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

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